Exhibit 99.1

             CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES FOURTH QUARTER AND YEAR ENDED 2015 FINANCIAL RESULTS

Atlanta, Georgia February 10, 2016 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter and Year Ended 2015 Financial Highlights:

•	Net sales of $126.4 million increased 0.3% over the prior-year fourth quarter; year-to-date net sales of $486.4 million increased 4.6% over the prior year.

•	Adjusted EBITDA of $35.9 million increased 3.2% over the prior-year fourth quarter; year-to-date Adjusted EBITDA of $133.9 million increased 11.1% over the prior year.

•	Earnings per unit was $0.69 in the fourth quarter, an increase of 1.5% over the prior-year fourth quarter of $0.68; year-to-date earnings per unit of $2.58 increased 15.7% over the prior-year.

•	Quarterly distribution declared per unit of $0.5575, increased 4.9% over the prior-year fourth quarter; and 1.2% over third quarter 2015.

•
Distributable cash flow of $16.7 million increased 16.8% over the prior-year fourth quarter; year-to-date distributable cash flow of $55.7 million increased 4.9% over the prior-year. The distribution coverage ratio was 1.50 and 1.27 for the fourth quarter and year ended 2015; and 1.35 and 1.29 for the fourth quarter and year ended 2014.

2016 Outlook:

•	We expect our total volume sold to increase 2% to 4%; which includes an expected increase in domestic volume of 4% to 6%.

•	We expect international prices to decline 3% to 6%.

•	Maintenance of business capital expenditures are planned to be in the range of $11 to $13 million.

•	Expansion capital expenditures are planned to be in the range of $15 to $18 million.

Financial Highlights	Three Months Ended December 31,			Years Ended December 31,
($ in millions, except per unit amounts)	2015	2014	% Change	2015	2014	% Change

Soda ash volume produced (millions of short tons)	0.679	0.660	2.9%	2.663	2.544	4.7%
Soda ash volume sold (millions of short tons)	0.704	0.686	2.6%	2.655	2.548	4.2%
Net sales	$126.4	$126.0	0.3%	$486.4	$465.0	4.6%
Net income	$28.3	$27.6	2.5%	$106.2	$91.9	15.6%
Net income attributable to CINR	$13.9	$13.5	3.0%	$51.5	$44.5	15.7%
Basic and Diluted Earnings per Unit	$0.69	$0.68	1.5%	$2.58	$2.23	15.7%
Adjusted EBITDA (1)	$35.9	$34.8	3.2%	$133.9	$120.5	11.1%
Adjusted EBITDA attributable to CINR(1)	$17.9	$17.3	3.5%	$66.2	$59.7	10.9%
Distributable cash flow attributable to CINR(1)	$16.7	$14.3	16.8%	$55.7	$53.1	4.9%
Distribution coverage ratio (1)	1.50	1.35	11.1%	1.27	1.29	(1.6)%

(1) See non-GAAP reconciliations
Kirk Milling, CEO, commented "I am pleased our 2015 final results are in line with our outlook and targets.  Our expansion investments and operational excellence enabled us to achieve the highest annual production and sales volume in our history and those led to an 11% increase in Adjusted EBITDA. During the quarter, production and sales volume gains were offset in part by lower international pricing, which led to a more modest increase to Adjusted EBITDA of 3.2%."

“As we look forward into 2016, we anticipate further volume increases to be realized from our debottlenecking investments; however, we believe these gains may be offset by softer international pricing and higher freight and royalty costs.  In January, we began to see reports of prices rising in China’s domestic market.  We are optimistic this is an indicator we will soon begin to see prices rebounding throughout the other Asian export markets as the year progresses in 2016.”

FOURTH QUARTER AND YEAR ENDED 2015 FINANCIAL AND OPERATING RESULTS

Three Months Ended December 31, 2015 compared to Three Months Ended December 31, 2014
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods:

	Three Months Ended December 31,		Percent Increase/(Decrease)
($ in millions, except per ton data)	2015	2014

Net sales ($ in millions):
Domestic	$48.5	$45.0	7.8%
International	$77.9	$81.0	(3.8)%
Total net sales	$126.4	$126.0	0.3%
Sales volumes (thousands of short tons):
Domestic (thousands of short tons)	214.3	189.7	13.0%
International (thousands of short tons)	490.0	495.9	(1.2)%
Total soda ash volume sold (thousands of short tons)	704.3	685.6	2.7%
Average sales price (per short ton):
Domestic	$226.20	$237.23	(4.6)%
International	$159.09	$163.38	(2.6)%
Average	$179.51	$183.82	(2.3)%
Percent of net sales:
Domestic sales	38.4%	35.7%
International sales	61.6%	64.3%
Total percent of net sales	100.0%	100.0%

Net sales. Net sales increased by 0.3% to $126.4 million for the three months ended December 31, 2015 compared to $126.0 million for the three months ended December 31, 2014, driven by an increase in volumes sold of 2.7%, partially offset by a decrease in average sales price of 2.3%.

Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 0.8% to $91.7 million for the three months ended December 31, 2015 from $91.0 million for the three months ended December 31, 2014, due primarily to an increase in fringe benefits and royalty expenses, as well as an increase in sales volumes. These increases were moderately offset by a decrease in energy costs as a result of lower natural gas prices.

Year Ended December 31, 2015 compared to Year Ended December 31, 2014
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods:

	Years Ended December 31,		Percent Increase/(Decrease)
($ in millions, except per ton data)	2015	2014

Net sales ($ in millions):
Domestic	$194.0	$194.8	(0.4)%
International	$292.4	$270.2	8.2%
Total net sales	$486.4	$465.0	4.6%
Sales volumes (thousands of short tons):
Domestic (thousands of short tons)	851.9	817.8	4.2%
International (thousands of short tons)	1,803.5	1,730.5	4.2%
Total soda ash volume sold (thousands of short tons)	2,655.4	2,548.3	4.2%
Average sales price (per short ton):
Domestic	$227.78	$238.20	(4.4)%
International	$162.11	$156.16	3.8%
Average	$183.18	$182.49	0.4%
Percent of net sales:
Domestic sales	39.9%	41.9%
International sales	60.1%	58.1%
Total percent of net sales	100.0%	100.0%
Net sales. Net sales increased by 4.6% to $486.4 million for the year ended December 31, 2015 from $465.0 million for the year ended December 31, 2014, driven by increases in both international average sales price of 3.8% and soda ash volumes sold of 4.2%. These positive results were partially offset by a decrease in domestic average sales price of 4.4% during the year 2015 compared to 2014, primarily driven by a change in one of our large customer contracts taking delivery of product at our plant. Generally, we sell soda ash on a delivered basis, inclusive of freight, which is included both in net sales and cost of products sold.
Cost of products sold. Cost of products sold, including depreciation and amortization expense, increased by 2.4% to $356.1 million for the year ended December 31, 2015 from $347.7 million for the year ended December 31, 2014, due primarily to an increase in pension costs, as well as an increase in sales volumes. These increases were partly offset by a decrease in energy costs as a result of lower natural gas prices.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

($ in millions)	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Capital Expenditures
Maintenance	$2.3	$5.9	$16.1	$10.4
Expansion	5.5	8.4	18.0	20.0
Total	$7.8	$14.3	$34.1	$30.4

Operating and Other Data:
Ore to ash ratio (1)	1.55: 1.0	1.53: 1.0	1.52: 1.0	1.52: 1.0

(1) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.

FINANCIAL POSITION AND LIQUIDITY

As of December 31, 2015 and 2014, we had cash and cash equivalents of $20.4 million and $31.0 million, respectively. In addition, we have $90 million of remaining capacity under our revolving credit facilities. As of December 31, 2015 and 2014, our leverage and fixed charge coverage ratios, as calculated in Ciner Wyoming Credit Facility, were 0.94 and 1.21, respectively.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows

Cash provided by operating activities was $150.2 million during the year ended December 31, 2015 compared to $106.1 million of cash generated during the year ended December 31, 2014, primarily driven by an increase of 15.6% in net income during 2015, and $17.8 million of cash flows provided from working capital during the year ended December 31, 2015 compared to $9.8 million of cash flows used in working capital during the prior year.

Cash provided by operating activities during the year ended December 31, 2015 were partially offset by cash used in investing activities due to capital expenditures of $35.7 million and cash used in financing activities during the year of $125.1 million, the majority was due to distributions paid of $90.1 million and net repayments on revolving credit facility of $35 million.

Quarterly Distribution
On January 14, 2016, the Partnership declared its fourth quarter 2015 quarterly distribution of $0.5575 per unit. This represents an increase of 1.18% over the last quarterly distribution and an increase of 4.9% over the distribution declared for the fourth quarter of 2014. The quarterly cash distribution is payable on February 12, 2016 to unitholders of record on January 29, 2016.

RELATED COMMUNICATIONS

Ciner Resources LP will host a conference call tomorrow, February 11, 2016 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 32355088. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call's completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 32355088, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources' website at www.cinerresources.com.

ABOUT CINER RESOURCES LP

Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC, ("Ciner Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners LP ("NRP") owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. The Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per unit data)	2015	2014	2015	2014

Net sales	$126.4	$126.0	$486.4	$465.0
Operating costs and expenses:
Cost of products sold	85.1	85.1	332.4	325.3
Depreciation, depletion and amortization expense	6.6	5.9	23.7	22.4
Selling, general and administrative expenses	5.9	6.0	20.0	20.3
Loss on disposal of assets, net	0.2	—	0.2	1.0
Total operating costs and expenses	97.8	97.0	376.3	369.0
Operating income	28.6	29.0	110.1	96.0
Other income/(expenses):
Interest expense	(1.0)	(1.3)	(4.0)	(5.2)
Other, net	0.7	(0.1)	0.1	1.1
Total other income/(expense), net	(0.3)	(1.4)	(3.9)	(4.1)
Net income	$28.3	$27.6	$106.2	$91.9
Net income attributable to non-controlling interest	14.4	14.1	54.7	47.4
Net income attributable to Ciner Resources LP	$13.9	$13.5	$51.5	$44.5
Other comprehensive (loss)/income:
Income (loss) on derivative financial instruments	0.5	(0.3)	(3.4)	(0.2)
Comprehensive income	28.8	27.3	102.8	91.7
Comprehensive income attributable to non-controlling interest	14.6	13.9	53.0	47.3
Comprehensive income attributable to Ciner Resources LP	$14.2	$13.4	$49.8	$44.4

Net income per limited partner unit:
Common - Public and Ciner Holdings (basic and diluted)	$0.69	$0.68	$2.58	$2.23
Subordinated - Ciner Holdings (basic and diluted)	$0.69	$0.68	$2.58	$2.23

Weighted average limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	9.8	9.8	9.8
Weighted average subordinated units outstanding (basic and diluted)	9.8	9.8	9.8	9.8

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
($ in millions)	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$20.4	$31.0
Accounts receivable - net	33.8	35.5
Accounts receivable - ANSAC	52.2	70.4
Due from affiliates - net	11.9	19.6
Inventory	26.4	22.5
Other current assets	2.2	1.8
Total current assets	146.9	180.8
Property, plant and equipment - net	255.2	245.0
Other non-current assets	21.1	21.6
Total assets	$423.2	$447.4
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13.4	$13.1
Due to affiliates	4.6	7.1
Accrued expenses	25.2	29.5
Total current liabilities	43.2	49.7
Long-term debt	110.0	145.0
Other non-current liabilities	6.8	4.2
Total liabilities	160.0	198.9

Equity:
Common unitholders - Public and Ciner Holdings (9.8 units issued and outstanding at December 31, 2015 and 2014, respectively)	110.8	106.3
Subordinated unitholders - Ciner Holdings (9.8 units issued and outstanding at December 31, 2015 and 2014, respectively)	43.3	37.9
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at December 31, 2015 and 2014, respectively)	4.0	3.8
Accumulated other comprehensive loss	(2.1)	(0.4)
Partners' capital attributable to Ciner Resources LP	156.0	147.6
Non-controlling interests	107.2	100.9
Total equity	263.2	248.5
Total liabilities and partners' equity	$423.2	$447.4

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Years Ended December 31,
(In millions)	2015	2014

Cash flows from operating activities:
Net income	$106.2	$91.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	24.1	22.8
Loss on disposal of assets, net	0.2	1.0
Equity-based compensation expense	1.1	0.4
Other non-cash items	0.8	(0.2)
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - net	1.7	(1.1)
Accounts receivable - ANSAC	18.2	(12.3)
Inventory	(3.7)	(1.5)
Other current and other non-current assets	(0.9)	—
Due from affiliates - net	7.7	0.8
Increase/(decrease) in:
Accounts payable	1.8	(3.5)
Due to affiliates	(1.1)	4.8
Accrued expenses and other liabilities	(5.9)	3.0
Net cash provided by operating activities	150.2	106.1
Cash flows from investing activities:
Capital expenditures	(35.7)	(27.2)
Net cash used in investing activities	(35.7)	(27.2)
Cash flows from financing activities:
Borrowings on revolving credit facility	5.0	—
Repayments on revolving credit facility	(40.0)	(10.0)
Distributions to common unitholders	(21.2)	(20.5)
Distributions to subordinated unitholders	(21.2)	(20.5)
Distributions to general partner	(0.9)	(0.8)
Distributions to non-controlling interest	(46.8)	(43.0)
Net cash used in financing activities	(125.1)	(94.8)
Net (decrease)/increase in cash and cash equivalents	(10.6)	(15.9)
Cash and cash equivalents at beginning of year	31.0	46.9
Cash and cash equivalents at end of year	$20.4	$31.0

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States ("GAAP"). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as an alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
($ in millions, except per unit data)
Reconciliation of Adjusted EBITDA to net income:
Net income	28.3	27.6	106.2	91.9
Add backs:
Depreciation, depletion and amortization expense	6.6	5.9	23.7	22.4
Interest expense	1.0	1.3	4.0	5.2
Loss on disposal of assets, net	—	—	—	1.0
Adjusted EBITDA	$35.9	$34.8	$133.9	$120.5
Less: Adjusted EBITDA attributable to non-controlling interest	18.0	17.5	67.7	60.8
Adjusted EBITDA attributable to Ciner Resources LP	$17.9	$17.3	$66.2	$59.7

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$17.9	$17.3	$66.2	$59.7
Less: Cash interest expense, net attributable to CINR	0.5	0.3	2.1	2.2
Maintenance capital expenditures attributable to CINR (1)	0.7	2.7	8.4	4.4
Distributable cash flow attributable to Ciner Resources LP	$16.7	$14.3	$55.7	$53.1

Total distributions to unitholders and general partner	$11.1	$10.6	$43.8	$41.1

Distribution coverage ratio	1.50	1.35	1.27	1.29

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$47.2	$19.4	$150.2	$106.1
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.4)	(0.4)
Equity-based compensation expense	(0.6)	(0.1)	(1.1)	(0.4)
Net change in working capital	(11.4)	14.1	(17.8)	9.8
Interest expense	1.0	1.3	4.0	5.2
Other non-cash items - net	$(0.2)	$0.2	$(1.0)	$0.2
Adjusted EBITDA	$35.9	$34.8	$133.9	$120.5
Less: Adjusted EBITDA attributable to non-controlling interest	18.0	17.5	67.7	60.8
Adjusted EBITDA attributable to Ciner Resources LP	$17.9	$17.3	$66.2	$59.7
Less: Cash interest expense, net attributable to CINR	0.5	0.3	2.1	2.2
Maintenance capital expenditures attributable to CINR (1)	0.7	2.7	8.4	4.4
Distributable cash flow attributable to Ciner Resources LP	$16.7	$14.3	$55.7	$53.1

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

	Cumulative Four Quarters ended Q4-2015	Q4-2015	Q3-2015	Q2-2015	Q1-2015	Q4-2014
($ in millions, except per unit data)

Reconciliation of Adjusted EBITDA to net income:
Net income	$106.2	$28.3	$26.9	$24.5	$26.5	$27.6
Add backs:
Depreciation, depletion and amortization expense	23.7	6.6	5.7	5.8	5.6	5.9
Interest expense	4.0	1.0	1.0	1.1	0.9	1.3
Adjusted EBITDA	$133.9	$35.9	$33.6	$31.4	$33.0	$34.8
Less: Adjusted EBITDA attributable to non-controlling interest	67.7	18.0	16.9	16.0	16.7	17.5
Adjusted EBITDA attributable to Ciner Resources LP	$66.2	$17.9	$16.7	$15.4	$16.3	$17.3

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$66.2	$17.9	$16.7	$15.4	$16.3	$17.3
Less: Cash interest expense, net attributable to CINR	$2.1	$0.5	$0.5	$0.6	$0.5	$0.3
Maintenance capital expenditures attributable to CINR(1)	$8.4	$0.7	$2.8	$2.7	$2.2	$2.7
Distributable cash flow attributable to Ciner Resources LP	$55.7	$16.7	$13.4	$12.1	$13.6	$14.3

Cash distribution declared per unit	$2.1910	$0.5575	$0.5510	$0.5445	$0.5380	$0.5315

Total distributions to unitholders and general partner	$43.8	$11.1	$11.0	$10.9	$10.7	$10.6

Distribution coverage ratio	1.27	1.50	1.22	1.11	1.27	1.35

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

Contacts:

Ciner Resources LP

Investor Relations
Scott Humphrey
Director of Finance and Treasurer
(770) 375-2387
SHumphrey@ciner.us.com